INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Offering Circular of Kibush Capital Corporation and subsidiary on Form S-1/A of our reports dated February 8, 2019 and February 14, 2018 with respect to our audits of the consolidated financial statements of Kibush Capital Corporation and subsidiary as of September 30, 2018 and 2017 and for the year then ended, which report appears in the Offering Circular. We also consent to the reference to our Firm under the heading “Experts” in such Offering Circular.

ShineWing Australia

Chartered Accountants

Melbourne, Australia

September 5, 2019